U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

Table 1.         Non-Derivative Securities Beneficially Owned:

                                Efrain Rodriguez
                            Name of Reporting Person

                        5255 N.W. 87th Avenue, Suite 101
                              Miami, Florida 33178
                           Address of Reporting Person

                                 August 31, 2001
                        Date of Event Requiring Statement

                     Panther Telecommunications Corporation
                (formerly New Century Capital & Consulting Corp.)
                           (No Trading Symbol Issued)

                                    Director
                   Relationship of Reporting Person to Issuer

                          Common Stock, $.001 par value
                                Title of Security

                                 300,000 shares
                     Amount of Securities Beneficially Owned

                                     Direct
                                 Ownership Form


Table II.        Derivative Securities Beneficially Owned: NONE



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/s/ Efrain Rodriguez                                 December  31, 2001
-----------------------------------         ------------------------------------
Efrain Rodriguez- Director                                     Date


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